                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement     [   ]  Confidential, For Use of the
[   ]  Definitive Proxy Statement             Commission Only (as permitted
[   ]  Definitive Additional Materials        by Rule 14a-6(e)(2))
[ X ]  Soliciting Material Pursuant to
       Rule 14a-12

                               PROVANT, INC.
                     ------------------------------------
               (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[   ]  Fee paid previously with preliminary materials:

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount previously paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:

Monday June 25, 2001 7:00 am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Learns Company Chairman Resigned May 2, 2001

NEW YORK-- June 25, 2001

The Provant Committee To Restore Shareholder Value (the "Committee"), which consists of long-term shareholders beneficially owning 13.6% of the common stock of Provant, Inc. (NASDAQ: POVT), announced today that Mr. John R. Murphy informed the Committee's financial advisor that he had formally resigned as Chairman of the Board and as a director in a written communication to the Company on May 2, 2001, over seven weeks ago. Mr. Murphy went on to say that he has had no communication with any executive officer or board member of Provant since May 2nd.

In a letter to the Company's Board, the Committee said that it "is surprised at the CEO's lack of candor in failing to disclose the Chairman's resignation."
The letter points out that "Mr. Murphy's resignation is particularly troubling because it occurs at a time when the Company is undergoing a review of strategic alternatives. Provant's CEO, Mr. Curtis Uehlein, reported on the strategic alternatives review during the Company's last conference call with shareholders and the investment community on May 10th, a full eight days after the Chairman's resignation, yet made no mention of the Chairman's resignation." The Committee went on to say that it "believes that this lack of candor reflects a flagrant disregard for Provant's shareholders and further impugns any remaining credibility that the CEO has with the investment community. "

A spokesman for the Committee said, "The Committee has proposed a meeting with the Board to discuss the immediate implementation of the Committee's proposed changes outlined in its June 11th press release. "

The letter to the Board can be obtained by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A filed by the Committee with the SEC on June 19, 2001 pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.